Exhibit 2

Description of rights of each applicable class of securities registered under Section 12 of the Securities Exchange Act of 1934

As of December 31, 2019, Affimed N.V.’s (“Affimed,” “we,” “our” or “us”) common shares were registered under Section 12 of the Securities Exchange Act of 1934, as amended. Our common shares are listed on The Nasdaq Global Market (“Nasdaq”) under the trading symbol “AFMD.”

The following summary of the general terms and provisions of our common shares does not purport to be complete and is subject to and qualified in its entirety by reference to our articles of association (the “Articles”), which are incorporated herein by reference to Exhibit 3.1 to our Report on Form 6‑K (Registration no. 001‑36619) filed with the U.S. Securities and Exchange Commission on June 20, 2018.

1.          Type and  Class of Securities  (Item 9.A.5)

Our common shares are issued in registered form and our Articles do not provide for the issuance of share certificates. As of April 28, 2020, we had 76,249,901 common shares issued and outstanding. All of the issued and outstanding common shares are duly authorized, validly issued and fully paid.  Our authorized share capital currently amounts to €3,119,500, divided into 155,975,000 common shares, each with a par value of €0.01 and 155,975,000 cumulative preference shares, each with a par value of €0.01.

Under our Articles, there are no arrangements for the transfer or restrictions on the transferability of our common shares.

Almost all of  our common shares are held through the Depository Trust Company (“DTC”). Cede and Company, a specialist United States financial institution that processes transfers of stock certificates on behalf of DTC, is the technical shareholder of record for our issued common shares held by DTC participants. Our shareholders owning common shares through DTC do not themselves hold direct property rights in our common shares, but rather have contractual rights in such shares that are part of a chain of contractual rights involving Cede and Company. Each person owning common shares held through DTC must rely on the procedures of DTC and on institutions that have accounts with DTC to exercise any rights of a holder of the common shares.

2.          Pre-emptive Rights  (Item 9.A.3)

Upon the issue of common shares, each holder of common shares shall have a pre-emptive right to acquire such newly issued shares in proportion to the aggregate amount of his common shares, it being understood that this pre-emptive right shall not apply to (i) the issuance of shares to employees of Affimed or employees of a group company; and (ii) the issuance of shares against payment in kind. No pre-emptive right shall exist with respect to the issue of cumulative preference shares.

Under our Articles, if and insofar as the management board is not authorized to limit or exclude pre-emptive rights,  the pre-emptive rights in respect of newly issued common shares may be restricted or excluded by a resolution of the general meeting of shareholders upon proposal of the management board, which proposal has been approved by the supervisory board. The management board, subject to approval of the supervisory board, may also resolve to restrict or exclude the pre-emptive rights in respect of newly issued common shares if the management board has been authorized by the general meeting of shareholders. Such authorization can be granted for a specific period not exceeding five years.  A resolution of the general meeting of shareholders to restrict or exclude the pre-emptive rights or to authorize the management board for that purpose requires a majority of not less than two-thirds of the votes cast if less than one-half of our issued share capital is represented at the meeting.

At a general meeting held on June 25, 2019, the general meeting of shareholders authorized our management board, subject to the approval of our supervisory board, for a period of five years from the date of the meeting  (up to and including June 25,  2024) to restrict or exclude pre-emptive rights accruing to shareholders in connection with the issue of common shares and/or rights to subscribe for common shares in relation to any issuance or granting of rights to subscribe for common shares in the share capital of Affimed, up to the maximum number of common shares that can be issued under the size of the authorized share capital of Affimed as per the date of adoption of such resolution.

3.          Limitations or Qualifications  (Item 9.A.6)

Not applicable.

4.          Other Rights (Item 9.A.7)

Not applicable.

5.          Rights, Preferences and Restrictions  (Item 10.B.3)

Dividend Rights and Rights to Share in Profits

Under Dutch law, we may only pay dividends if and to the extent that our shareholders’ equity (eigen vermogen) exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law or by our Articles.  Subject to such restrictions, any future determination to pay dividends will be at the discretion of our management board,  requires approval of our supervisory board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our management board and supervisory board deem relevant.

Under our Articles, first, a dividend is paid out of the profit, if available for distribution, on the cumulative preference shares. Any amount remaining out of the profit is carried to reserve as the management board determines, subject to the approval of the supervisory board. After reservation by the management board of any profit, the remaining profit will be at the disposal of the general meeting of shareholders. We only make a distribution of dividends to our shareholders after the adoption of our annual accounts demonstrating that such distribution is legally permitted. The management board may resolve with the approval of the supervisory board, to make interim distribution to the shareholders or to holders of shares of a particular class if an interim statement of assets and liabilities shows that Affimed’s shareholders’ equity exceeds the sum of the paid-up and called-up part of the capital and the reserves which must be maintained by Dutch law.

Dividends and other distributions shall be made payable no later than thirty days after the date when they were declared, unless the corporate body authorised to declare the dividend determines a different date. Claims to dividends and other distributions not made within five years and one day after the date that such dividends or distributions became payable, shall be forfeited to us (verjaring) and shall be carried to the reserves.

Cash dividends payable to our common shares and cash interest payments to holders of our debt securities may be remitted from the Netherlands to non-residents without legal restrictions imposed by Dutch laws, except that (i) such payments must be reported, if requested, to the Dutch Central Bank for statistical purposes only and (ii) the transfer of funds to jurisdictions subject to general economic sanctions adopted in connection with policies of the United Nations, European Commission or similar measures imposed directly by the Government of the Netherlands may be restricted.

Liquidation Preference

Upon liquidation, the surplus assets of Affimed remaining after satisfaction of all its debts will be divided, in accordance with the provisions of section 2:23b of the Dutch Civil Code (the “DCC”) as follows:

(i)         firstly, the holders of the cumulative preference shares will be paid, if possible, the nominal value amount of their shares or, if those shares are not fully paid-up, the amount paid thereon, that payment to be increased by an amount equal to the average of the EURIBOR interest charged for cash loans with a term of twelve months as set by the European Central Bank - weighted by the number of days to which this interest was applicable - during the financial year for which this distribution is made, increased by a maximum margin of five hundred basis points to be fixed upon issue by the management board, of the amount called up and paid-up on the cumulative preference shares, calculated over each year or part of a year in the period beginning on the day following the period over which the last dividend on the cumulative preference shares was paid and ending on the day of the distribution, as referred to in this paragraph, made on cumulative preference shares.

If our surplus assets are not sufficient to make the distributions as referred to in the above paragraph, these distributions will be made to the holders of the cumulative preference shares pro rata to the amounts that would be paid if the surplus assets were sufficient for distribution in full.

(ii)       secondly, the balance, if any, remaining after the payments referred to under paragraph (i) above will be for the benefit of the holders of common shares in proportion to the nominal value amount of common shares held by each of them.

Voting Rights

In accordance with Dutch law and our Articles, each issued common share and each issued cumulative preference share confers the right to cast one vote at the general meeting of shareholders. Each holder of shares may cast as many votes as it holds shares. Shares that are held by us or our direct or indirect subsidiaries do not confer the right to vote.

In accordance with our Articles, for each general meeting of shareholders, the management board may determine that a record date will be applied in order to establish which shareholders are entitled to attend and vote at the general meeting of shareholders. Such record date shall be the 28th day prior to the day of the general meeting. The record date and the manner in which shareholders can register and exercise their rights will be set out in the notice of the general meeting of shareholders.

Redemption Provisions

Under Dutch law, when issuing shares, a public company with limited liability (naamloze vennootschap)  such as ours may not subscribe for newly issued shares in its own capital.  Such company may, however, subject to certain restrictions of Dutch law and its articles of association, acquire shares in its own capital. A listed public company with limited liability may acquire fully paid shares in its own capital at any time for no consideration. Furthermore, subject to certain provisions of Dutch law and its articles of association, such company may repurchase fully paid shares in its own capital if (i) the company’s shareholders’ equity less the payment required to make the acquisition does not fall below the sum of paid-up and called-up capital and any reserves required by Dutch law or its articles of association and (ii) the company and its subsidiaries would not thereafter hold shares or hold a pledge over shares with an aggregate par value exceeding fifty percent of its then current issued share capital.

An acquisition of common shares by Affimed for consideration may only take place if its general meeting of shareholders has granted the management board the authority to effect such acquisitions. Such authorization may be granted for a maximum period of 18 months and must specify the number of common shares that may be acquired, the manner in which common shares may be acquired and the price limits within which common shares may be acquired. The actual acquisition may only be effected by a resolution of our management board. At the general meeting held on June 25, 2019, the general meeting of shareholders authorized our management board, subject to the approval of our supervisory board, for a period of 18 months (until December 25, 2020) to cause the repurchase of common shares by Affimed of up to 10% of our issued share capital, for a price per share not exceeding 110% of the market price of the common shares on Nasdaq; the market price being the average of the closing prices on the five trading days prior to the date of the acquisition. No authorization of the general meeting of shareholders is required if Affimed acquires fully paid-up shares for the purpose of transferring such shares, by virtue of an applicable employee stock purchase plan, to persons employed by Affimed or a group company, provided such shares are quoted on the official list of any stock exchange.

6.          Requirements for Amendments (Item 10.B.4)

A resolution to amend our Articles, which may include a modification of the rights of holders of our common shares,  may only be adopted by the general meeting at the proposal of the management board with the prior approval of the supervisory board.

7.          Limitations on the Rights to Own Shares (Item 10.B.6)

Under out Articles, there is no restriction on the ownership of our shares. Most of our common shares are held through DTC and therefore the shareholders owning their shares through DTC do not themselves hold direct property rights in our common shares, but rather have contractual rights in such shares that are part of a chain of contractual rights involving Cede and Company, a specialist United States financial institution that processes transfers of stock certificates on behalf of DTC. Each person owning common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the common shares.

8.          Provisions Affecting Any Change of Control (Item 10.B.7)

Various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. We have adopted several provisions that may have the effect of making a takeover of Affimed more difficult or less attractive, including:

▪

the authorization given by the general meeting of shareholders to our management board to issue a class of preference shares to a friendly party, subject to the approval of our supervisory board, in such a manner as to dilute the interest of any potential acquirer.  To date, our management board has not been authorized by the general meeting of shareholders to issue (or grant the right to acquire) cumulative preference shares. If the general meeting of shareholders would grant such authorization to the management board, then the management board, subject to the approval of the supervisory board, could decide to use such cumulative preference shares as an anti-takeover measure;

▪	the staggered four-year terms of our supervisory directors, as a result of which only approximately one-fourth of our supervisory directors will be subject to election in any one year;
▪

a provision that our managing directors and supervisory directors may only be removed by the general meeting of shareholders by a two-thirds majority of votes cast representing at least 50% of our outstanding share capital if such removal is not proposed by our supervisory board; and

▪

requirements that certain matters, including an amendment of our Articles, may only be brought to our shareholders for a vote upon a proposal by our management board that has been approved by our supervisory board.

9.          Ownership Threshold (Item 10.B.8)

Not applicable.

10.        Differences Between the Laws of Different Jurisdictions (Item 10.B.9)

Set forth below is a summary of certain significant differences between the law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders. Although we believe this summary is materially accurate, the summary is subject to Dutch law, including Book 2 of the DCC and the Dutch Corporate Governance Code (the “DCGC”) and Delaware corporation law, including the Delaware General Corporation Law.

a)   Corporate Governance

Duties of Directors

The Netherlands. We have a two-tier board structure consisting of our supervisory board (raad van commissarissen) and a separate management board (raad van bestuur).

Under Dutch law, the management board is collectively responsible for the management and the strategy, policy and operations of the company. The supervisory board is responsible for supervising the conduct of and providing advice to the management board and for supervising the business generally. Furthermore, each member of the management board and the supervisory board has a duty to act in the corporate interest of the company and the business connected with it. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company also applies in the event of a proposed sale or break-up of the company, whereby the circumstances are taken into account when determining how such duty is applied.

Delaware. The board of directors bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise informed business judgment in the performance of their duties. Informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

Director Terms

The Netherlands.  Managing directors and supervisory directors of a Dutch listed company are generally appointed for an individual term of a maximum of four years. There is no limit to the number of consecutive terms managing directors may serve.  Following the DCGC,  supervisory directors of a Dutch listed company are appointed for a period of four years and may then be reappointed once for another four-year period. The supervisory board member may then subsequently be reappointed again for a period of two years, which appointment may be extended by at most two years.

Our managing directors are appointed by the general meeting of shareholders. As a condition to such appointment, the supervisory board must make a binding nomination.  However, the general meeting may at all times overrule the binding nomination by a resolution adopted by at least a two thirds majority of the votes cast, representing more than one half of the issued share capital. If the general meeting overrules the binding nomination, the supervisory board shall make a new nomination.

Our supervisory directors are also appointed by the general meeting of shareholders upon a binding nomination by the supervisory board.  The general meeting may at all times overrule the binding nomination by a two thirds majority of the votes cast, representing more than one half of the issued share capital. If the general meeting overrules the binding nomination, the supervisory board shall make a new nomination.

There are no restrictions on the number of reelections of a management director. Pursuant to the Articles, a supervisory director shall be appointed for a maximum term of four years, and may be reappointed for a term of not more than four years at a time. A supervisory director may be a supervisory director for a period not longer than twelve years, which period may not be interrupted, unless the general meeting of shareholders resolves otherwise. Under the DCGC, in the event of a re-appointment of a supervisory director after he or she has served as supervisory director for eight years, the supervisory board report should include the reasons for such re-appointment. As a result of our supervisory directors’ staggered four-year term, only approximately one-fourth of our supervisory directors will be subject to election in any one year.

The general meeting of shareholders shall at all times be entitled to suspend or dismiss a member of the management board or supervisory board. The general meeting of shareholders may only adopt a resolution to suspend or dismiss such a member by at least a two-thirds majority of the votes cast, if such majority represents more than one half of the issued share capital, unless the proposal was made by the supervisory board in which case a simple majority is sufficient.

Delaware. The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders. A director elected to serve a term on a “classified” board may not be removed by stockholders without cause. There is no limit in the number of terms a director may serve.

Director Vacancies

The Netherlands. Under Dutch law, new managing directors and supervisory directors are generally appointed by the general meeting of shareholders.

Under our Articles, in the case of a vacancy or vacancies of one or more managing directors, the remaining managing directors shall temporarily be in charge of the management, without prejudice to the right of the supervisory board to replace the managing director with a temporary managing director. In the case of a vacancy or vacancies of one or more supervisory directors, the remaining supervisory directors shall temporarily be in charge of the supervision, without prejudice to the right of the general meeting to appoint a temporary member of the supervisory board to replace the member of the supervisory board concerned.

Delaware. The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Conflict-of-Interest Transactions

The Netherlands.  Pursuant to Dutch law and our Articles, a managing director or a supervisory director shall not take part in the deliberations and the decision-making process of the management board or the supervisory board, as applicable, if he or she has a direct or indirect personal conflict of interest with the company or the business connected with it. Our Articles provide that if as a result of the conflict of interest of managing directors no resolution of the management board can be adopted, the resolution is adopted by the supervisory board. If as a result of the conflict of interest of supervisory directors no resolution of the supervisory board can be adopted, the resolution can nonetheless be adopted by the supervisory board. In that case, each supervisory board member is entitled to participate in the deliberation and the decision-making process of the supervisory board and to cast a vote.

Delaware. The Delaware General Corporation Law generally permits transactions involving a Delaware corporation and an interested director of that corporation if:

▪	the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consent;
▪	the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent; or
▪	the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

Proxy Voting by Directors

The Netherlands.  Under our Articles, at a meeting of the management board, a managing director may only be represented by another managing director holding a written proxy. At a meeting of the supervisory board, a supervisory director may only be represented by another supervisory director holding a written proxy.

Delaware. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

b)   Dutch Corporate Governance Code

The DCGC contains both principles and best practice provisions for management boards, supervisory boards, shareholders and general meetings of shareholders. A copy of the DCGC can be found on www.mccg.nl. As a Dutch company, we are subject to the DCGC and are required to disclose in our annual report, filed in the Netherlands, whether we comply with the provisions of the DCGC. The DCGC applies to all Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere, including Nasdaq. If we do not comply with the provisions of the DCGC (for example, because of a conflicting Nasdaq requirement or otherwise), we must list the reasons for any deviation from the DCGC in our annual report. Our deviations from the DCGC are summarized below.

Profile of the Supervisory Board

The Supervisory Board is currently working on an update of its profile and we have therefore not yet published such profile on our website, which qualifies as a deviation from best practice provision 2.1.1 of the DCGC.

Remuneration

We have granted and intend to grant options and restricted stock units in the future to members of our management board. These options provide for vesting conditions which allow exercise of one third of the options after the first anniversary of the grant date, which qualifies as a deviation from best practice provision 3.1.2 of the DCGC. Such vesting conditions are market practice among companies listed on Nasdaq. We are in competition with other companies in this field and intend to maintain an attractive compensation package for current and future management board members.

We have granted and intend to grant options and restricted stock units in the future to members of our supervisory board, which qualifies as a deviation from best practice provision 3.3.2 of the DCGC. Such remuneration is in accordance with Nasdaq corporate governance requirements and market practice among companies listed on Nasdaq. We are in competition with other companies in this field and intend to maintain an attractive compensation package for current and future supervisory board members. The number of option rights granted to each supervisory board member is determined by the general meeting of shareholders.

The compensation committee of the Supervisory Board has not prepared a remuneration report, which qualifies as a deviation from best practice provision 3.4.1 of the DCGC.

Board nominations and Shareholder Voting

Pursuant to our Articles, the supervisory board will nominate one or more candidates for each vacant seat on the management board or the supervisory board. A resolution of our general meeting of shareholders to appoint a member of the management board or the supervisory board other than pursuant to a nomination by our supervisory board requires at least two-thirds of the votes cast representing more than half of our issued share capital, which qualifies as a deviation from best practice provision 4.3.3 of the DCGC. Although a deviation from the provision 4.3.3 of the DCGC, the supervisory board and the management board hold the view that these provisions will enhance the continuity of our management and policies.

Chairman of the Compensation Committee

Thomas Hecht, chairman of our supervisory board, chairs the compensation committee, which qualifies as a deviation from best practice provision 2.3.4 of the DCGC.

c)   Shareholder Rights

Voting Rights

The Netherlands.  In accordance with Dutch law and our Articles, each issued common share and each issued cumulative preference share confers the right to cast one vote at the general meeting of shareholders. Each holder of shares may cast as many votes as it holds shares. Shares that are held by us or our direct or indirect subsidiaries do not confer the right to vote.

In accordance with our Articles, for each general meeting of shareholders, the management board may determine that a record date will be applied in order to establish which shareholders are entitled to attend and vote at the general meeting of shareholders. Such record date shall be the 28th day prior to the day of the general meeting. The record date and the manner in which shareholders can register and exercise their rights will be set out in the notice of the meeting.

Delaware. Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one third of the shares entitled to vote at a meeting.

Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Shareholder Proposals

The Netherlands.  Pursuant to Dutch law, the management board and the supervisory board are authorized to convene general meetings. Pursuant to Dutch law, one or more shareholders representing at least ten percent of the issued capital may, on their application, be authorized by a Dutch district court to convene a general meeting of shareholders. The district court shall disallow the application if it does not appear that the applicants have previously requested the management board and the supervisory board to convene a general meeting of shareholders, with a precise description of the matters to be discussed at such meeting, and neither the management nor the supervisory board has taken the necessary steps so that the general meeting of shareholders could be held within six weeks after the request.

Also, the agenda for a general meeting of shareholders shall include such items requested by one or more shareholders representing at least 3% of the issued share capital, except where the articles of association state a lower percentage. Our Articles do not state such lower percentage. Requests must be made in writing and received by the management board at least 60 days before the day of the convocation of the meeting. In accordance with the DCGC, a shareholder shall exercise the right of putting an item on the agenda only after consulting the management board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in the company’s strategy, the management board may invoke a response time of a maximum of 180 days from the moment the management board is informed by one of more shareholders of their intention to put an item on the agenda to the day of the general meeting of shareholders at which the item is to be dealt with.

Delaware. Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, and has owned such securities for at least one year, may propose a matter for a vote at an annual or special meeting in accordance with those rules. Affimed is not subject to such proxy rules because it is a “foreign private issuer.”

Action by Written Consent

The Netherlands. Under Dutch law, resolutions of the general meeting of shareholders of a Dutch public limited liability company (naamloze vennootschap)  may be adopted in writing without holding a meeting of shareholders, provided that (i) the articles of association allow such action by written consent and (ii) the resolution is adopted unanimously by all shareholders that are entitled to vote.

Delaware. Although permitted by Delaware law, many publicly listed companies do not permit stockholders of a corporation to take action by written consent.

Appraisal Rights

The Netherlands. The concept of appraisal rights is not known as such under Dutch law.

However, in accordance with the directive 2005/56/EC of the European Parliament and the Council of 26 October 2005 on cross-border mergers of limited liability companies, Dutch law provides that, to the extent that the acquiring company in a cross-border merger is organized under the laws of another EU member state, a shareholder of a Dutch disappearing company who has voted against the cross-border merger may file a claim with the Dutch company for compensation. Such compensation is to be determined by one or more independent experts.  The independent experts will take into account any provisions in the articles of association or agreements between the company and shareholders concerning the determination of the fair value of shares and the compensation to be paid to shareholders demanding their shares to be acquired at fair value.  If the articles of association or an agreement between the company and the shareholders contains  criteria for the unequivocal determination of the fair value of shares and the compensation to be paid to shareholders demanding their shares to be acquired at fair value, no independent experts are required to be appointed. The shares of shareholders that are subject to such appraisal claims will cease to exist as of the moment of effectiveness of the cross-border merger. If the acquiring company is a company incorporated under the laws of another member state of the European Union or the European Economic Area, the Dutch notary may only issue a  declaration according to which the pre-merger formalities have been complied with if no appraisal claim has been filed,  the compensation shareholders have been demanding has been paid or the other merging companies have decided that the acquiring company must pay the compensation due to shareholders.

Delaware. The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Shareholder Suits

The Netherlands. In the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. The individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. The DCC provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action if such representative organisation meets certain statutory criteria. Until recently a collective action could only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach— for instance, on the basis of such declaratory judgment—a settlement. Pursuant to the Dutch Act on the Collective Settlement of Mass Claims (the “WCAM”), a Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. However, as of January 1, 2020 new legislation allows Dutch courts to award monetary damages in class action cases. The new legislation encourages parties to explore the options of a collective settlement pending the class action. The new legislation also introduces higher thresholds for class actions and statutory criteria on the basis of which representative organisations can only bring a collective claim before the Dutch courts if they, inter alia, have sufficient expertise on the matter brought before the court, their governance meets certain threshold criteria and are sufficiently funded and transparent concerning their funding. The new legislation also contains stricter rules with regard to the jurisdiction of the Dutch courts. A class action will only be admissible if it has a sufficiently substantive connection with the Netherlands. This will be the case if the majority of the claimants are based in the Netherlands, the defendant is domiciled in the Netherlands or where the unlawful event took place in the Netherlands. Finally, class actions under the new legislation will, as a rule, only apply to injured Dutch parties that have not chosen to opt-out of the class action. Foreign plaintiffs will, in principle, only be bound by the outcome of the class action proceedings if they explicitly opt-in. If a settlement is reached during the proceedings, there is an additional possibility for an injured party to opt-out. This is different than under the WCAM (see above), which does not feature an opt-in for foreign injured parties. If a settlement is declared binding by the Dutch courts pursuant to the WCAM, all intended beneficiaries are bound by the settlement unless they opt-out. An individual injured party may also itself—outside the collective action—institute a civil claim for damages.

Delaware. Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Repurchase of Shares

The Netherlands.  Under Dutch law, a public company with limited liability (naamloze vennootschap)  may, subject to certain restrictions of Dutch law and its articles of association, acquire shares in its own capital. A listed public company with limited liability may acquire fully paid shares in its own capital at any time for no consideration. Furthermore, subject to certain provisions of Dutch law and its articles of association, such company may repurchase fully paid shares in its own capital if (i) the company’s shareholders’ equity less the payment required to make the acquisition does not fall below the sum of paid-up and called-up capital and any reserves required by Dutch law or its articles of association and (ii) the company and its subsidiaries would not thereafter hold shares or hold a pledge over shares with an aggregate par value exceeding fifty percent of its then current issued share capital.

An acquisition of common shares by the company for a consideration may only take place if its general meeting of shareholders has granted the management board the authority to effect such acquisitions. Such authorization may be granted for a maximum period of 18 months and must specify the number of common shares that may be acquired, the manner in which common shares may be acquired and the price limits within which common shares may be acquired. Authorization is not required for the acquisition of common shares in order to transfer them to our employees. The actual acquisition may only be effected by a of our management board. At the general meeting held on June 25, 2019, the general meeting of shareholders authorized our management board, subject to the approval of our supervisory board, for a period of 18 months (until December 25, 2020) to cause the repurchase of common shares by Affimed of up to 10% of our issued share capital, for a price per share not exceeding 110% of the market price of the common shares on Nasdaq; the market price being the average of the closing prices on the five trading days prior to the date of the acquisition.

No authorization of the general meeting of shareholders is required if Affimed acquires fully paid-up shares for the purpose of transferring such shares, by virtue of an applicable employee stock purchase plan, to persons employed by Affimed or a group company, provided such shares are quoted on the official list of any stock exchange.

If we would decide to repurchase any of our shares, no votes could be cast at a general meeting of shareholders on the shares held by us or our subsidiaries or on shares for which we or our subsidiaries hold depositary receipts. Nonetheless, the holders of a right of use and enjoyment (vruchtgebruik) and the holders of a right of pledge in respect of shares held by us or our subsidiaries in our share capital are not excluded from the right to vote on such shares, if the right of use and enjoyment (vruchtgebruik) or the right of pledge was granted prior to the time such shares were acquired by us or any of our subsidiaries. Neither we nor any of our subsidiaries may cast votes in respect of a share on which we or such subsidiary holds a right of use and enjoyment (vruchtgebruik) or a right of pledge.

Delaware. Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

d)   Anti-Takeover Provisions

The Netherlands. Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. We have adopted several provisions that may have the effect of making a takeover of our company more difficult or less attractive, including:

▪

the authorization given by the general meeting of shareholders to our management board to issue a class of preference shares to a friendly party, subject to the approval of our supervisory board, in such a manner as to dilute the interest of any potential acquirer. To date, our management board has not been authorized by the general meeting of shareholders to issue (or grant the right to acquire) cumulative preference shares. If the general meeting of shareholders would grant such authorization to the management board, then the management board, subject to the approval of the supervisory board, could decide to use such cumulative preference shares as an anti-takeover measure;

▪	the staggered four-year terms of our supervisory directors, as a result of which only approximately one-fourth of our supervisory directors will be subject to election in any one year;
▪

a provision that our managing directors and supervisory directors may only be removed byd  the general meeting of shareholders by a two-thirds majority of votes cast representing at least 50% of our outstanding share capital if such removal is not proposed by our supervisory board; and

▪

requirements that certain matters, including an amendment of our Articles, may only be brought to our shareholders for a vote upon a proposal by our management board that has been approved by our supervisory board.

Delaware. In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:

▪	the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transactions;
▪

after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

▪

after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. In most cases, such an amendment is not effective until twelve months following its adoption.

e)   Inspection of Books and Records

The Netherlands. The management board and the supervisory board provide the general meeting of shareholders with all information that the shareholders require for the exercise of their powers, unless this would be contrary to an overriding interest of us.

Delaware. Under the Delaware General Corporation Law, any stockholder may inspect for any proper purpose certain of the corporation’s books and records during the corporation’s usual hours of business.

f)    Removal of Directors

The Netherlands. Under our Articles, the general meeting of shareholders shall at all times be entitled to suspend or dismiss a member of the management board or supervisory board. The general meeting of shareholders may only adopt a resolution to suspend or dismiss such a member by at least a two-thirds majority of the votes cast, if such majority represents more than half of the issued share capital, unless the proposal was made by the supervisory board in which case a simple majority is sufficient.

Delaware. Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

g)   Pre-emptive Rights

The Netherlands.  Upon the issue of common shares, each holder of common shares shall have a pre-emptive right to acquire such newly issued shares in proportion to the aggregate amount of his common shares, it being understood that this pre-emptive right shall not apply to (i) the issuance of shares to employees of the company or employees of a group company; and (ii) the issuance of shares against payment in kind. No pre-emptive right shall exist with respect to the issue of cumulative preference shares.

Under our Articles, if and insofar as the management board is not authorized to limit or exclude pre-emptive rights, the pre-emptive rights in respect of newly issued common shares may be restricted or excluded by a resolution of the general meeting of shareholders upon proposal of the management board, which proposal has been approved by the supervisory board. The management board, subject to approval of the supervisory board, may also resolve to restrict or exclude the pre-emptive rights in respect of newly issued common shares if management board has been authorized by the general meeting of shareholders. Such authorization can be granted for a specific period not exceeding five years. A resolution of the general meeting of shareholders to restrict or exclude the pre-emptive rights or to authorize the management board for that purpose requires a majority of two-thirds of the votes cast, if less than one-half of our issued share capital is represented at the meeting.

At a general meeting held on June 25, 2019, the general meeting of shareholders authorized our management board, subject to the approval of our supervisory board, for a period of five years from the date of the meeting (up to and including June 25, 2024) to restrict or exclude pre-emptive rights accruing to shareholders in connection with the issue of common shares and/or rights to subscribe for common shares in relation to any issuance or granting of rights to subscribe for common shares in the share capital of Affimed, up to the maximum number of common shares that can be issued under the size of the authorized share capital of Affimed as per the date of adoption of such resolution.

Delaware. Under the Delaware General Corporation Law, stockholders have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

h)   Dividends

The Netherlands. Dutch law provides that dividends may be distributed after adoption of the annual accounts by the general meeting of shareholders from which it appears that such dividend distribution is allowed. Moreover, dividends may be distributed only to the extent the shareholders’ equity exceeds the amount of the paid-up and called-up part of the issued share capital and the reserves that must be maintained under the law or the articles of association. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that the shareholders’ equity exceeds the amount of the issued and paid-up and called-up part of the issued share capital and the required legal reserves as described above as apparent from our financial statements.

Under our Articles, first, a dividend is paid out of the profit, if available for distribution, on the cumulative preference shares. Any amount remaining out of the profit is carried to reserve as the management board determines, subject to the approval of the supervisory board. After reservation by the management board of any profit, the remaining profit will be at the disposal of the general meeting of shareholders. We only make a distribution of dividends to our shareholders after the adoption of our annual accounts demonstrating that such distribution is legally permitted. The management board may resolve with the approval of the supervisory board, to make interim distribution to the shareholders or to holders of shares of a particular class if an interim statement of assets and liabilities shows that Affimed’s shareholders’ equity exceeds the sum of the paid-up and called-up part of the capital and the reserves which must be maintained by Dutch law.

Dividends and other distributions shall be made payable no later than thirty days after the date when they were declared, unless the corporate body authorised to declare the dividend determines a different date. Claims to dividends and other distributions not made within five years and one day after the date that such dividends or distributions became payable, shall be forfeited to us (verjaring) and shall be carried to the reserves.

Delaware. Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of common stock, property or cash.

i)    Shareholder Vote on Certain Reorganizations

The Netherlands. Under Dutch law, the general meeting of shareholders must approve resolutions of the management board relating to a significant change in the identity or the character of the company or the business of the company, which includes:

▪	a transfer of the business or virtually the entire business to a third party;
▪

the entry into or termination of a long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of a far-reaching significance for the company; and

▪

the acquisition or divestment by the company or a subsidiary of a participating interest in the capital of a company having a value of at least one third of the amount of its assets according to its balance sheet and explanatory notes or, if the company prepares a consolidated balance sheet, according to its consolidated balance sheet and explanatory notes in the last adopted annual accounts of the company.

Delaware. Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

Under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (i) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (ii) the shares of stock of the surviving corporation are not changed in the merger and (iii) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.

j)    Remuneration of Directors

The Netherlands. Under Dutch law and our Articles, we must adopt a remuneration policy for our managing directors. Such remuneration policy shall be adopted by the general meeting of shareholders upon the proposal of the supervisory board. The supervisory board determines the remuneration of the management board in accordance with the remuneration policy. A proposal with respect to remuneration schemes in the form of shares or rights to shares must be submitted to the general meeting of shareholders for its approval.

The general meeting may determine the remuneration of supervisory directors. The supervisory directors shall be reimbursed for their expenses.

Delaware. Under the Delaware General Corporation Law, the stockholders do not generally have the right to approve the compensation policy for directors or the senior management of the corporation, although certain aspects of executive compensation may be subject to stockholder vote due to the provisions of U.S. federal securities and tax law, as well as exchange requirements.

11.        Changes in Capital (Item 10.B.10)

Pursuant to Dutch law, the general meeting of shareholders is authorized to resolve to reduce the issued share capital. Pursuant to our Articles, the general meeting of shareholders, upon proposal of the management board, which proposal must be approved by the supervisory board, may resolve to reduce the issued share capital by (i) reducing the nominal value of shares, or (ii) canceling:

▪	shares which Affimed holds in its own share capital; or
▪

all issued shares of a specific class against repayment of the amount paid-up on those shares and, to the extent applicable, repayment of the share premium reserve attached to the relevant class of shares; and against a simultaneous release from the obligation to pay any further calls on the shares to the extent that the shares had not been fully paid-up.

Partial repayment on shares pursuant to a resolution to reduce their nominal value may also be made exclusively on the shares of a specific class.

12.        Debt Securities (Item 12.A)

Not applicable.

13.        Warrants and Rights (Item 12.B)

Not applicable.

14.        Other Securities (Item 12.C)

Not applicable.

15.        American Depositary Shares (Items 12.D.1 and 12.D.2)

Not applicable.